                                                                                Exhibit (a)(1)(A)

ECI TELECOM LTD.
OFFER TO EXCHANGE RESTRICTED STOCK
FOR CERTAIN OPTION RIGHTS

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THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., PITTSBURGH TIME, ON TUESDAY, OCTOBER 24, 2006,
UNLESS THE OFFER IS EXTENDED.

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ECI Telecom Ltd., an Israeli company (“ECI,” the “company,” “we,” “us” or “our”), hereby offers to exchange (i) our ordinary shares, NIS 0.12 nominal (par) value per ordinary share, to be granted as “restricted stock” under the terms of the 2005 Sub-Plan (United States) of our Employee Restricted Share Incentive Plan 2005 (the “restricted stock plan”) for (ii) certain outstanding rights to be issued options (the “option rights”) to purchase our ordinary shares under the 2002 Sub-Plan (United States) of our Employee Share Incentive Plan 2002 (the “option plan”). This offer is being made solely to non-management employees of ECI Telecom DND, Inc., a Delaware corporation formerly known as Laurel Networks, Inc. (“ECI-DND”), who were granted option rights at the time of our acquisition of ECI-DND. As restricted stock, these ordinary shares will be subject to forfeiture and other restrictions described in the restricted stock plan until they vest under the terms of a new restricted stock award agreement (each a “restricted stock agreement”) to be entered into between each tendering employee and us. In exchange for any option rights which you tender and we accept, you will receive a number of restricted ordinary shares equal to .45 multiplied by the total number of ordinary shares subject to your option rights.

We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “offer”). You may tender either none or all of your option rights. We are not accepting for exchange a tender of only a part of your option rights.

This offer is not conditioned upon a minimum number of option rights being tendered. This offer is subject to the conditions described in Section 6 of this offer to exchange.

The restricted stock you receive pursuant to this offer will vest in accordance with the vesting schedule of the options that you have the right to acquire, assuming you meet the requirements for vesting specified in the restricted stock agreement. Under that vesting schedule, 50% of the shares will vest on June 3, 2007 and 6.25% of the shares will vest in equal installments at the end of each subsequent calendar quarter for the eight consecutive calendar quarters beginning with the calendar quarter ending June 30, 2007. Until the shares vest, they will be held in electronic form in an account controlled by us and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement. THE VESTING OF YOUR RESTRICTED STOCK WILL RESULT IN YOUR RECOGNITION OF U.S. TAXABLE INCOME, AND YOU MUST PROVIDE FOR THE PAYMENT TO US OF THE APPLICABLE FEDERAL AND STATE INCOME AND EMPLOYMENT

WITHHOLDING TAXES, EITHER BY CASH PAYMENT OR IN ACCORDANCE WITH ANOTHER ARRANGEMENT AGREED UPON BETWEEN YOU AND US.

There are 565,200 options underlying option rights subject to this offer. If all of the option rights are properly tendered, accepted for exchange and terminated, we will grant 254,340 restricted ordinary shares, or approximately 0.22% of our ordinary shares outstanding following the grants.

All option rights accepted by us pursuant to this offer will be terminated. Following termination, the ordinary shares formerly issuable upon grant and exercise of the options pursuant to the terminated option rights will be available for reissuance under the option plan.

ALTHOUGH THE REMUNERATION COMMITTEE OF OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE, OUR BOARD OF DIRECTORS NOR ANY OF ITS COMMITTEES MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTION RIGHTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTION RIGHTS.

Our ordinary shares are quoted on the Nasdaq National Market under the symbol “ECIL.” On September 22, 2006, the last reported sale price of the ordinary shares on the Nasdaq National Market was $7.83 per share. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTION RIGHTS.

You should direct any questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Jagdish Chugani, as set forth on page 5.

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IMPORTANT

If you wish to tender your option rights for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at the following address:

ECI Telecom DND, Inc.
Omega Corporate Center
1300 Omega Drive
Pittsburgh, PA 15205
Attention: Jagdish Chugani
        Director, Human Resources
Telephone: (412) 809-4307
Facsimile: (412) 809-4324
E-mail: jagdish.chugani@ecitele.com

We are not making the offer to, nor will we accept any tender of option rights from or on behalf of, rights holders in any jurisdiction in which the offer or the acceptance of any tender of option rights would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take any actions necessary for us to make the offer to rights holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTION RIGHTS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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TABLE OF CONTENTS

SUMMARY TERM SHEET...1

THE OFFER...6

1.     EXPIRATION DATE...6

2.    PURPOSE OF THE OFFER...6

3.    PROCEDURES FOR TENDERING OPTION RIGHTS....................................................................................................................................................................................................7

4.    WITHDRAWAL RIGHTS...8

5.    ACCEPTANCE OF OPTION RIGHTS FOR EXCHANGE AND GRANTING OF RESTRICTED STOCK..............................................................................................................8

6.    CONDITIONS TO THE OFFER...9

7.    PRICE RANGE OF ORDINARY SHARES UNDERLYING OPTIONS SUBJECT TO THE OPTION RIGHTS.......................................................................................................12

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK; ACCOUNTING TREATMENT................................................................................13

9.    INFORMATION CONCERNING ECI...15

15.     FEES...20

16.     ADDITIONAL INFORMATION...20

17.      MISCELLANEOUS...21

APPENDIX A.......................................................................................................................................................................................... Directors and Executive Officers of ECI Telecom, Ltd.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the relevant sections of this offer to exchange where you can find more complete descriptions of the topics in this summary.

TO WHOM IS THE OFFER OPEN?

The offer is open to non-management employees of ECI-DND. “Non-management employees” are employees who are not responsible for managing other employees or who do not have the title of “manager.” Pursuant to the merger agreement related to the acquisition of ECI-DND, we agreed to extend offers of employment to all of the approximately 140 employees of ECI-DND to continue working at ECI-DND following the consummation of our acquisition. In those offer letters we agreed to grant the ECI-DND employees options under the option plan to purchase our ordinary shares at an exercise price equal to the closing price of our ordinary shares as reported on the Nasdaq National Market on the day we acquired ECI-DND. The employees who accepted our offer of employment therefore have the right to acquire options to purchase our ordinary shares. Of these employees, we are offering the exchange to non-management employees, assuming they meet the requirements of vesting in the offer letters at the time of the exchange. Such employees are sometimes referred to in this offer to exchange as “rights holders.” Management employees of ECI-DND are not eligible to participate in the offer.

WHY ARE YOU MAKING THE OFFER?

Shortly after granting the option rights, we adopted the restricted stock plan for our employees. Restricted stock grants reduce the risk for our employees related to the underlying value of the equity-based grant. We are making this exchange offer, therefore, in order to provide ECI-DND non-management employees with the ability to participate in this form of performance incentive.

WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum aggregate number of option rights being tendered. However, the offer is subject to a number of other conditions, which are described in Section 6 beginning on page 9.

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO BE GRANTED RESTRICTED STOCK?

You are required to be employed by us at the expiration date of the offer in order to be granted restricted stock. In addition, the restricted stock is subject to the vesting requirements described in Section 8 beginning on page 13.

THE OFFER DOES NOT CHANGE THE NATURE OF YOUR EMPLOYMENT WITH US. IF YOU DO NOT CURRENTLY HAVE AN EMPLOYMENT AGREEMENT WITH US, YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU FOR ANY REASON AT ANY TIME, INCLUDING PRIOR TO YOU BEING GRANTED OR VESTING IN THE RESTRICTED STOCK. IF YOU CURRENTLY HAVE AN EMPLOYMENT AGREEMENT WITH US, YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU IN ACCORDANCE WITH THE TERMS OF SUCH EMPLOYMENT AGREEMENT, INCLUDING PRIOR TO YOU BEING GRANTED OR VESTING IN THE RESTRICTED STOCK.

HOW MANY RESTRICTED ORDINARY SHARES WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTION RIGHTS?

We will grant to you a number of restricted ordinary shares equal to .45 multiplied by the number of ordinary shares subject to the options related to your tendered option rights that are accepted for exchange and terminated, as described in Section 5 beginning on page 8.

WHEN WILL I RECEIVE MY RESTRICTED STOCK?

We will grant the restricted stock promptly following the expiration of the offer and after tendered option rights are accepted for exchange and terminated. The scheduled expiration date of the offer is October 24, 2006, and we expect to accept and terminate all tendered option rights on that date, unless we extend the offer. After expiration of the offer and acceptance and termination of tendered option rights, we will forward the restricted stock agreement to you. You must properly execute the restricted stock agreement and return it to us. Upon our receipt of the executed restricted stock agreement, we will grant you restricted stock which will be issued in electronic form and in the period prior to the vesting of your restricted stock, it will remain in an account controlled by us. Following the completion of the vesting period with respect to any restricted ordinary shares, you may request that we deliver these shares to you in either electronic form or as physical certificates by sending us a written request to that effect. Upon each vesting date, you will be required to provide payment to us of the U.S. federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us. Please see the description in Section 5 beginning on page 8.

WHAT DO I HAVE TO PAY TO GET RESTRICTED STOCK?

You need not pay anything in order for the restricted stock to be granted, other than turning in your option rights.

WHEN WILL MY RESTRICTED STOCK VEST?

The restricted stock you receive pursuant to the offer will vest in accordance with the vesting schedule of the options you have the right to acquire, assuming that you meet the requirements for vesting specified in the restricted stock agreement. Under that vesting schedule, 50% of these ordinary shares will vest on June 3, 2007 and 6.25% will vest in equal installments at the end of each subsequent calendar quarter for the eight consecutive calendar quarters beginning with the calendar quarter ending June 30, 2007. Please see the description in Section 8 beginning on page 13.

WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

No restricted stock will actually be granted to you in exchange for your tendered option rights until you sign the applicable restricted stock agreement and return it to us. The restricted stock that will then be granted to you will be subject to certain forfeiture provisions and transfer restrictions contained in the restricted stock plan. Your restricted stock may not be sold or transferred in any manner until that stock vests. Accordingly, the ordinary shares for your restricted stock will be held in an account we control while it remains unvested and subject to forfeiture. Please see the description in Section 8 beginning on page 13.

AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK PRIOR TO VESTING?

Prior to the vesting of your restricted stock, dividends distributed to holders of our ordinary shares will be deposited into the account where we will hold your restricted stock. If and when your restricted stock vests, any accrued dividends with respect to such restricted stock may be distributed directly to you. Any dividends subsequently distributed on your vested shares may then be distributed directly to you. Prior to the vesting of your restricted stock and for as long as your ordinary shares remain in the account controlled by us, we or our agent will have the right to exercise voting rights with respect to the shares underlying your restricted stock. Please see the description in Section 8 beginning on page 13.

DO I HAVE TO TENDER ALL OF MY OPTION RIGHTS OR MAY I DECIDE TO TENDER OPTION RIGHTS FOR ONLY A PORTION OF THE OPTIONS SUBJECT TO MY OPTION RIGHTS?

If you choose to tender option rights for exchange, you must tender all of your option rights. We will not accept for exchange a tender of only a portion of your option rights.

WHAT HAPPENS IF I DECIDE NOT TO TENDER MY OPTIONS RIGHTS OR IF MY OPTION RIGHTS ARE NOT ACCEPTED FOR EXCHANGE?

If you choose not to tender your option rights for exchange of if your option rights are not accepted for exchange, your option rights will remain outstanding and you will continue to have the right to receive the options represented by those rights, subject to their terms and conditions. ECI intends to finalize the documents for the options promptly after the completion of the offer.

WHAT HAPPENS IF THE COMPANY IS ACQUIRED?

If we are acquired prior to expiration of the offer, you may withdraw your tendered option rights and have the rights afforded you under the existing agreements evidencing those option rights.

Should we be acquired after we grant your restricted stock but prior to their vesting in a sale of all or substantially all of our assets, a merger in which securities representing more than

50% of our total voting power is transferred or in another event defined as a “change of control” in the restricted stock plan (described in Section 8 beginning on page ), unless otherwise provided by our board, your restricted stock will vest in full.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTION RIGHTS IN THE OFFER?

The exchange of our ordinary shares, to be issued as restricted stock, for your rights to be issued options to purchase our ordinary shares should not be a taxable event.

You will be required under current law to recognize income for federal income tax purposes at the time the restricted stock granted to you vests. The amount of such income will be equal to the fair market value of the vested portion of your restricted stock, and you must provide for the payment to us of the federal and state income and withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. You will recognize taxable income on each date on which a portion of your restricted stock vests, in the absence of an election under Section 83(b) of the Internal Revenue Code. We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you at the time your restricted stock vests. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer.

Alternatively, if you make an election under Section 83(b) of the Internal Revenue Code to be taxed on the fair market value of your unvested restricted stock at the time of the grant, you will recognize immediately taxable income with respect to the value of all restricted ordinary shares and you will be required to pay the income and withholding taxes pertaining to the restricted stock on the date of issuance. Please see the description in Section 13 beginning on page 17.

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The offer expires on Tuesday, October 24, 2006, at 5:00 p.m., Pittsburgh time, unless it is extended by us.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pittsburgh time, on the next business day following the previously scheduled expiration of the offer period. Please see the description in Section 14 beginning on page 19.

HOW DO I TENDER MY OPTION RIGHTS?

If you decide to tender your option rights, you must deliver, before 5:00 p.m., Pittsburgh time, on Tuesday, October 24, 2006, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Jagdish Chugani, as set forth on page 5 of the offer to exchange. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. Please see the description in Section 3 beginning on page 7.

MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTION RIGHTS AND, IF SO, DURING WHAT PERIOD OF TIME MAY I DO SO?

You may withdraw your tendered option rights at any time before 5:00 p.m., Pittsburgh time, on October 24, 2006. If the offer is extended by us beyond that time, you may withdraw your tendered option rights at any time until the extended expiration of the offer. To withdraw tendered option rights, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered option rights. Once you have withdrawn option rights, you may re-tender them only by again following the delivery procedures described in this offer to exchange. Please see the description in Section 4 beginning on page 8.

WHOM SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

Jagdish Chugani
Director, Human Resources
ECI Telecom DND, Inc.
Omega Corporate Center
1300 Omega Drive
Pittsburgh, PA 15205
Telephone: (412) 809-4307
Facsimile: (412) 809-4324
E-mail: jagdish.chugani@ecitele.com

THE OFFER

1.	EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange (i) ordinary shares to be granted as restricted stock under the restricted stock plan for (ii) all option rights that are properly tendered by non-management employees of ECI-DND and not validly withdrawn, in accordance with the procedures described under Section 4, before the “expiration date,” as defined in the following paragraph. The option rights that are open for exchange pursuant to this offer are rights, granted to employees of ECI-DND pursuant to offer letters of employment at the time of our acquisition of ECI-DND, to acquire options to purchase ordinary shares.

The term “expiration date” means 5:00 p.m., Pittsburgh time, on Tuesday, October 24, 2006, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” means the latest time and date on which the offer, as so extended, expires. Please see Section 13 for a description of our rights to extend, delay, terminate and amend the offer, and Section 6 for a description of the conditions to the offer.

2.	PURPOSE OF THE OFFER.

We granted the option rights as of the date of the closing of our acquisition of ECI-DND. Shortly after granting the option rights, we adopted the restricted stock plan for non-management employees. Restricted stock grants reduce the risk for non-management employees related to the underlying value of the equity-based grant. We are making this exchange offer, therefore, in order to provide ECI-DND non-management employees with the ability to participate in this form of performance incentive.

We continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions and purchases and sales of assets, and we also continuously search for qualified candidates to serve on our board, both as new members and to fill vacancies. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings and submissions with the Securities and Exchange Commission, or the “SEC,” we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

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any change in our present board of directors or management, including any change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our ordinary shares not being authorized for quotation on an automated quotation system operated by a national securities association;

•	our ordinary shares becoming eligible for termination of registration pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our articles or memorandum of association, or any actions which may impede the acquisition of control of us by any person.

Although the remuneration committee of our board of directors has approved the offer, neither we, our board of directors nor any of its committees makes any recommendation as to whether you should tender or refrain from tendering your option rights. You must make your own decision whether to tender option rights.

3.	PROCEDURES FOR TENDERING OPTION RIGHTS.

PROPER TENDER OF RIGHTS. To validly tender your option rights pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at the address set forth on page iii before the expiration date.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION RIGHTS HOLDER. HOWEVER, WE WILL ONLY ACCEPT DELIVERY OF THE REQUIRED DOCUMENTS WITH A MANUALLY SIGNED COPY, SUCH AS PAPER DELIVERY, FACSIMILE OR EMAILING A SCANNED COPY. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF RIGHTS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of option rights, and all questions as to the number of ordinary shares subject to option rights or to be granted as restricted stock. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of option rights that we determine do not comply with the conditions to the offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered option rights that are not validly withdrawn. We also reserve the right to waive any of the conditions to the offer or any defect or irregularity in any tender with respect to any particular rights or any particular rights holder. No tender of rights will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option rights holder or waived by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

4.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered option rights in accordance with the provisions of this Section 4.

You may withdraw your tendered option rights at any time before 5:00 p.m., Pittsburgh time, on Tuesday, October 24, 2006 and, unless theretofore accepted for by us, at any time after November 21, 2006 until your tendered option rights are accepted and terminated. If the offer is extended by us, you may withdraw your tendered option rights at any time until the extended expiration date.

To validly withdraw tendered option rights, you must deliver to us, at the address set forth on the back cover of this offer to exchange, a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered option rights. The notice of withdrawal must specify the name of the option rights holder who tendered the option rights to be withdrawn. If you withdraw, all of your tendered option rights will be withdrawn from the offer. The notice of withdrawal must be executed by the option rights holder who tendered the option rights to be withdrawn exactly as such option rights holder’s name appears on the employment offer letter.

You may not rescind any withdrawal, and any rights you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those option rights before the expiration date by following the procedures described in Section 3.

Neither we, ECI-DND nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF OPTION RIGHTS FOR EXCHANGE AND GRANTING OF RESTRICTED STOCK.

Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept option rights for exchange and termination if properly tendered and not validly withdrawn before the expiration date. If your tendered option rights are accepted and terminated on the scheduled expiration date of the offer, then you will receive, in exchange therefor, a number of restricted ordinary shares equal to .45 multiplied by the total number of ordinary shares subject to your option rights. The restricted stock will be granted under the restricted stock plan promptly after the date your tendered option rights are accepted and terminated and your have returned to us a properly executed restricted stock agreement. Until the shares vest, they will be held in electronic form in an account controlled by us and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement.

Following the completion of the vesting period with respect to any restricted ordinary shares, you may request that we deliver these shares to you in either electronic form or as physical certificates by sending us a written request to that effect. You will be required to provide payment to us of the U.S. federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us.

You are not required to accept the offer. If you choose to tender option rights for exchange, you must tender all of your rights. We will not accept for exchange a tender of only a portion of your option rights.

For purposes of the offer, we will be deemed to have accepted option rights that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the rights holders of our acceptance for exchange of such rights, which notice may be by press release or e-mail. Your tender of option rights pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTION RIGHTS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. Promptly after we accept and terminate the tendered option rights, we will send each tendering option rights holder a letter indicating the number of option rights that we have accepted and terminated and the number of restricted ordinary shares that will be granted to the rights holder under the restricted stock plan. The restricted stock will then be granted to each such tendering option rights holder promptly after such holder has returned to us a properly executed restricted stock agreement.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered option rights that have not been validly withdrawn promptly after the expiration of the offer.

6.	CONDITIONS TO THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any option rights tendered to us, and we may terminate or amend the offer, or postpone our acceptance and termination of any option rights tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date of this offer to exchange and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and termination of rights tendered to us:

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there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered option rights pursuant to the offer, the grant of restricted stock, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

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there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

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make the acceptance for exchange of, or grant of restricted stock for, some or all of the tendered option rights illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or grant restricted stock for, some or all of the tendered option rights;

•	materially impair the benefits we hope to receive as a result of the offer; or

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materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, in the Nasdaq National Market, or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the State of Israel, whether or not mandatory;

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the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, the State of Israel or elsewhere that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or the State of Israel;

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any significant decrease in the market price of our ordinary shares or any change in the general political, market, economic or financial conditions in United States, the State of Israel or elsewhere that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of us or any of our subsidiaries or on the trading in our ordinary shares;

•
any change in the general political, market, economic or financial conditions in the United States, the State of Israel or elsewhere that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•
any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of this offer to exchange;

•
there shall have occurred any change in generally accepted accounting standards which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

•
a tender or exchange offer with respect to some or all of our ordinary shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding ordinary shares or any new group shall have been formed that beneficially owns more than 5% of our outstanding ordinary shares other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this offer to exchange; or

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this offer to exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding ordinary shares; or

•
any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or ownership of ordinary shares or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	PRICE RANGE OF ORDINARY SHARES UNDERLYING OPTIONS SUBJECT TO THE OPTION RIGHTS.

There is no established trading market for option rights or options granted under the option plans.

Our ordinary shares are quoted on the Nasdaq National Market under the symbol “ECIL.” The following table shows, for the periods indicated, the high and low sales prices per ordinary share ordinary shares as reported by the Nasdaq National Market.

Quarter Ended	High	Low
Fiscal Year 2006
September 30, 2006 (through September 22, 2006)	$8.13	$6.30
June 30, 2006	$12.00	$7.57
March 31, 2006	$11.59	$7.22
Fiscal Year 2005
December 31, 2005	$8.79	$7.35
September 30, 2005	$8.75	$7.50
June 30, 2005	$9.45	$6.68
March 31, 2005	$8.19	$6.99
Fiscal Year 2004
December 31, 2004	$8.89	$6.40
September 30, 2004	$7.44	$5.32

On September 22, 2006, the last reported sale price of our ordinary shares, as reported on the Nasdaq National Market, was $7.83 per share.

The price of our ordinary shares has been, and in the future may be, highly volatile. The trading price of our ordinary shares has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES BEFORE DECIDING WHETHER TO TENDER YOUR OPTION RIGHTS.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK; ACCOUNTING TREATMENT.

CONSIDERATION. The restricted stock to be granted will be granted under our restricted stock plan.

If we receive and accept tenders of all of the option rights, we will grant approximately 254,340 restricted ordinary shares. If all option rights are properly tendered, accepted for exchange and terminated, the restricted ordinary shares to be granted will equal approximately 0.22% of our ordinary shares outstanding following the grants. Ordinary shares subject to all tendered option rights that are accepted and terminated will, after termination, be available for issuance under the option plan.

TERMS OF RESTRICTED STOCK. The following description of the terms of the restricted stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the restricted stock plan and the form of restricted stock agreement. The restricted stock plan has been filed as Exhibit 99.4 to our Registration Statement on Form S-8, filed with the SEC on July 20, 2005. A form of the restricted stock agreement has been filed as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO, filed by us with the SEC on September 26, 2006, of which this offer to exchange is a part. Please contact us at +972-3-926-6555 between the hours of 10:00 a.m. and 4:00 p.m., Israeli local time, to receive a copy of the restricted stock plan and/or the restricted stock agreement at our expense. Copies of these documents can also be accessed on the SEC’s website located at www.sec.gov.

GENERAL. Awards of restricted stock under the restricted stock plan may be made to our employees or employees of any of our subsidiaries. At present, we have 32,760,700 ordinary shares in the aggregate reserved for issuance for purposes of our restricted stock plan and our option plan.

The restricted stock granted under the restricted stock plan will be evidenced by a restricted stock agreement. The restricted stock agreement will contain the vesting provisions and other restrictions applicable to the restricted stock to be granted to each such rights holder. The restricted ordinary shares will be subject to forfeiture and other restrictions until the ordinary shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation or gift.

Once you sign the restricted stock agreement and return it to us, we will grant your restricted stock and, in the period prior to the vesting of the restricted stock, the restricted stock will be deposited in an account controlled by us. Following the completion of the vesting period with respect to any restricted ordinary shares, you may request that we deliver these shares to you in either electronic form or as physical certificates by sending us a written request to that effect.

You will have limited shareholder rights with respect to all of the restricted stock, whether or not your restricted shares have vested. Prior to the vesting of your restricted stock, dividends distributed to holders of our ordinary shares will be deposited into the account where we will hold your restricted stock. If and when your restricted stock vest, any accrued dividends with respect of such restricted stock may be distributed directly to you. Any dividends subsequently distributed on your vested shares may then be distributed directly to you. Prior to the vesting of your restricted stock and for as long as your ordinary shares remain in the account controlled by us, we or our agent will have the right to exercise voting rights with respect to the shares underlying your restricted stock.

VESTING; FORFEITURE. The restricted stock you receive pursuant to this offer will vest in accordance with the vesting schedule of the options you have the rights to acquire, assuming you meet the requirements for vesting specified in the restricted stock agreement. Under the vesting schedule, 50% of these ordinary shares will vest on June 3, 2007 and 6.25% will vest in equal quarterly installments at the end of each of the subsequent eight consecutive calendar quarters beginning with the quarter ending June 30, 2007.

In addition, if you cease to be an employee of ECI-DND and are not otherwise employed by us or one of our other subsidiaries:

•
due to breach of your duty of loyalty or care to us or one of our subsidiaries, if you have committed a flagrant criminal offense or a fraudulent act towards us or one of our subsidiaries or if you intentionally caused us or one of our subsidiaries financial damage, you will not receive any portion of your restricted stock whether or not the restricted stock has vested prior to the cessation of your service and you will be required to repay us an amount equal to any dividends we distributed to you in respect of any vested shares of your restricted stock, if any.

•
by reason of death, we will transfer to your estate a number of ordinary shares for the portion of your restricted stock that has vested prior to the time of your death and would have vested within twelve months following your death (but only to the extent, that such restricted stock could have vested and become freely transferable had you survived and continued your employment or service with us).

•
for any reason other than those described above, you will be entitled to receive ordinary shares for the portion of your restricted stock that has vested prior to your cessation of service, but you will not be entitled to receive ordinary shares for the unvested portion of your restricted stock and you will be required to repay us an amount equal to any dividends we distributed to you in respect of the restricted stock, if any.

ACCELERATION. Unless otherwise decided by our board of directors, your unvested restricted ordinary shares will immediately vest if:

•	we sell all or substantially all of our assets;

•	we complete a merger or similar transaction in which 50% or more of our outstanding ordinary shares is transferred to a person other than the person holding such securities prior to the transaction;

•
a person or group (other than Clal Electronics Industries Ltd., Koor Industries Ltd. and/or their affiliates) acquires ordinary shares such that it owns more than 35% of combined voting power of our securities; or

•
our board changes composition over a period of 36 consecutive months such that a majority of our board ceases, by reason of contested elections to our board, to be comprised of people who either have been board members continuously since the beginning of such period or have been elected or nominated for election as board members during such period by at least a majority of the shareholders of the company prior to such change.

REGISTRATION. All ordinary shares to be distributed to you if and when your restricted stock vests have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 that we have filed with the SEC. You may download or print a copy of the Form S-8 for the restricted stock plan from the SEC’s Internet website located at http://www.sec.gov. In addition, you may also request a hard copy of the Form S-8, which we will send you free of charge, by contacting us at:

Office of the General Counsel
ECI Telecom Ltd.
30 Hasivim Street, Petach Tikva 49133
Israel

or by telephoning us at +972-3-926-6555 between the hours of 10:00 a.m. and 4:00 p.m., Israeli local time. Unless you are considered an “affiliate” of ECI under U.S. federal securities laws, upon vesting you will be able to sell your ordinary shares free of any transfer restrictions under applicable securities law.

ACCOUNTING TREATMENT. The exchange of the option rights with restricted stock will result in the recognition of additional compensation cost. The additional compensation cost is measured as the difference between the fair market value of the restricted ordinary shares and the fair market value of the option rights immediately prior to the exchange. The additional compensation cost will be recognized as an expense on a straight-line basis in accordance with the restricted stock vesting provisions.

9.	INFORMATION CONCERNING ECI.

GENERAL. We are an Israel-based provider of telecommunications solutions to carriers and service providers worldwide. We, through our subsidiaries, including ECI-DND, maintain a global sales, marketing and customer support network.

We are incorporated in Israel. Our principal executive offices are located at 30 Hasivim Street, Petah Tikvah 49133, Israel, and our telephone number is +972-3-926-6555.

SELECTED FINANCIAL INFORMATION. The selected data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” as of December 31, 2005 and 2004 are derived from the consolidated financial statements of ECI and its subsidiaries included in our Form 6-K for the month of March, 2006, filed with the SEC on March 20, 2006, which financial statements have been audited by Somekh Chaikin, Certified Public Accountants (Israel) and a member firm of KPMG International. The selected data presented below for each of the six-month periods ended June 30, 2006 and 2005 and as of June 30, 2006 are derived from the unaudited condensed consolidated financial statements that are included in our report on Form 6-K for the month of August, 2006, filed with the SEC on August 18, 2006. The information presented below should be read together with the consolidated financial statements and related notes in our Forms 6-K, as well as the section of our annual report on Form 20-F for the year ended December 31, 2005, as amended, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For instructions on how you can obtain more complete financial information concerning ECI, please see Section 16.

Income Statement Data
	Years ended December 31,		Six months ended June 30,
	2005	2004	2006	2005
	(unaudited)
	(Dollars in thousands, except per share data)
Revenues	$629,918	$496,712	$332,283	$298,344
Gross profit	262,139	195,741	131,933	126,296
Operating income	40,612	14,372	8,753	27,200
Net income	$39,864	$10,153	$12,699	$26,008

Basic earnings (loss) per share
Continuing operations	$0.36	$0.13	-	-
Discontinued operations	-	$(0.04)	-	-
Net earnings (loss) per ordinary share	$0.36	$(0.09)	$0.11	$0.24
Diluted earnings (loss) per share
Continuing operations	$0.34	$0.12	-	-
Discontinued operations	-	$(0.03)	-	-

Balance Sheet Data

	As at December 31,		As at June 30,
	2005	2004	2006	2005
			(unaudited)
		(Dollars in thousands)
Cash and cash equivalents	$63,828	$74,182	$84,925	$60,000
Working capital	259,216	201,544	307,987	265,957
Total assets	848,735	854,809	877,125	845,439
Short term credits, including current maturities	-	30,000	-	-
Shareholders’ equity	$619,129	$551,768	$626,417	$601,545

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTION RIGHTS.

A list of our directors and executive officers is attached to this offer to exchange as Appendix A. As of the date of this offer to exchange, none of our directors or executive officers beneficially owned any option rights. Except in connection with the offer and as described elsewhere in this offer to exchange, neither we nor any of our subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected any transactions in the option rights during the 60 days prior to the date of this offer to exchange.

Except as described in this offer to exchange and in our annual report on Form 20-F for our fiscal year ended December 31, 2005, filed with the SEC on March 30, 2006, as amended by amendment No. 1 to Form 20-F, filed with the SEC on May 25, 2006, and other than outstanding options and other awards granted from time to time to certain of our employees (including our executive officers) and our directors under our compensation and incentive plans, and margin account arrangements with brokers under customary terms in the industry, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including any contract, arrangement, understanding or relationship concerning the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	STATUS OF OPTION RIGHTS ACQUIRED BY US IN THE OFFER.

All tendered option rights that are accepted for exchange will be terminated. All ordinary shares subject to options relating to the option rights that are accepted and terminated will be available, after such termination, for re-grant or issuance under the option plan.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business and that might be adversely affected by our exchange of option rights and our grant of restricted stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, in the United States, Israel or any other foreign jurisdiction, that would be required for the acquisition or ownership of our restricted stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of option rights for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered option rights for exchange and termination and to grant restricted stock for tendered option rights is subject to conditions (see Section 6).

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories holders of option rights, including our international employees.

GRANT OF RESTRICTED STOCK. The exchange of our ordinary shares, to be granted as restricted stock, for your option rights should not be a taxable event.

You may make an election under Section 83(b) of the Internal Revenue Code to recognize income pertaining to your restricted stock upon granting rather than on each vesting date. This election must be made within thirty (30) days after the date of the grant of the restricted stock. If you make such an election, then you will recognize immediately taxable income equal to the fair market value of all restricted stock (vested and unvested) at the time the restricted stock is granted, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you are subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. Should you subsequently forfeit any portion of the restricted stock, then you will not be able to recover the taxes you paid with respect to your unvested restricted stock or to claim any deduction for those taxes.

In the absence of such a Section 83(b) election, you will recognize taxable income at the time your restricted stock vests. The amount of such income will equal the fair market value of the restricted stock that vests on that date, and you must provide for the payment to us of the federal and state income and withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us.

We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the granting or vesting of your restricted stock.

SUBSEQUENT SALE OF RESTRICTED STOCK. Upon a sale or other taxable disposition of the restricted stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less your basis in such shares. Your basis consists of the amount you recognized as taxable income upon the vesting of such restricted stock. A capital loss will result to the extent the amount realized upon such sale is less than such basis. The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

The capital gain holding period for the unvested portion of the restricted stock will start either (i) just after the date the restricted stock vests, if no Section 83(b) election is filed at the time of granting, or (ii) just after the date the ordinary shares are granted, if you file the Section 83(b) election within 30 days after the date of the grant.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

ADDITIONALLY, IF YOU CHOOSE NOT TO EXCHANGE YOUR OPTION RIGHTS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX

ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE OPTION RIGHTS AND TO THE SUBSEQUENT SALE OF THE ORDINARY SHARES PURCHASED UPON THE EXERCISE OF OPTIONS SUBJECT TO THOSE RIGHTS.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and termination of any rights by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and termination of any tendered option rights upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the rights holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and termination of rights tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us to pay the consideration offered or return the rights tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to rights holders.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be granted no later than 9:00 a.m., Pittsburgh time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to rights holders in a manner reasonably designated to inform rights holders of such change, such as, for example, by press release. For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pittsburgh time, and a “trading day” means any business day on which a closing sale price of our ordinary shares is reported on the Nasdaq National Market.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten (10) business days after the date of such publication:

•	we increase or decrease the amount of consideration offered for the rights;

•	we decrease the number of rights eligible to be tendered in the offer; or

•
the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.	FEES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of rights pursuant to this offer to exchange.

16.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

•	our annual report on Form 20-F for our fiscal year ended December 31, 2005, filed with the SEC on March 30, 2006, as amended by amendment No. 1 to Form 20-F, filed with the SEC on May 25, 2006;

•	our report on Form 6-K filed with the SEC on March 20, 2006 containing financial statements for our fiscal year ended December 31, 2005;

•	our report on Form 6-K filed with the SEC on May 11, 2006 containing unaudited interim consolidated financial statements for our interim period ended March 31, 2006;

•	exhibit 4 to our report on Form 6-K filed with the SEC on August 18, 2006, containing unaudited interim consolidated financial statements for our interim period ended June 30, 2006;

•
the description of our ordinary shares, filed in our Form 8-A dated July 17, 1984, Form 8-A/A dated November 19, 1993 and Form 8-A/A dated June 5, 2006 and any amendment or report for the purpose of updating such description; and

•	our registration statement on Form S-8 (File No. 333-126722), filed with the SEC on July 20, 2005.

Unless otherwise specified, the SEC file number for these filings is 0-12672. These filings, our other annual reports, and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our recent SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our ordinary shares are quoted on the Nasdaq National Market under the symbol “ECIL,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Office of the General Counsel
ECI Telecom Ltd.
30 Hasivim Street, Petach Tikva 49133
Israel

or by telephoning us at +972-3-926-6555 between the hours of 10:00 a.m. and 4:00 p.m., Israeli local time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about ECI should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

This offer to exchange and our SEC reports referred to above include “forward-looking statements”. When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” expect,” “intend” and “plan” as they relate to ECI or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 20-F for our fiscal year ended December 31, 2005, as amended, and our report on Form 6-K filed on July 27, 2006, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include those affecting the telecommunications industry in general. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX A

Name	Position
Rafi Maor	President and Chief Executive Officer
Avi Cohen	Chief Operating Officer
Giora Bitan	Executive Vice President and Chief Financial Officer
Dan Eisner	Executive Vice President and General Manager, Broadband Access Division
Eyal Shaked	Executive Vice President and General Manager, Optical Networks Division
Tony Scarfo	Executive Vice President and General Manager, Networking Division
Ido Gur	Executive Vice President Global Sales and Marketing
Atzmon Lifshitz	Corporate Vice President Human Resources
Amnon Shachar	Corporate Vice President Global Resources
Dror Nahumi	Chief Strategy Officer
Shlomo Dovrat	Director
Gerd Tenzer	Director
Michael Anghel	Director
Raanan Cohen	Director
Eyal Desher	Director
Yocheved (Yochi) Dvir	Director
Craig Ehrlich	Director
Avraham (Avi) Fischer	Director
Colin R. Green	Director
Doron Inbar	Director
Jonathan B. Kolber	Director
Dr. Niel Ransom	Director
Casimir Skrzypczak	Director

The business address and telephone number of each of the directors and executive officers listed above is c/o ECI Telecom Ltd., 30 Hasivim Street, Petah Tikvah 49133, Israel, +972-3-926-6555.

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ECI TELECOM LTD.
OFFER TO EXCHANGE RESTRICTED STOCK
FOR CERTAIN OPTION RIGHTS

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Jagdish Chugani, as set forth on page 5 of the offer to exchange.

September 26, 2006

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